Important Notice Regarding the Availability of Materials

HEWLETT PACKARD ENTERPRISE COMPANY

HEWLETT PACKARD ENTERPRISE COMPANY
3000 HANOVER STREET
PALO ALTO, CA 94304-1112

You are receiving this communication because you hold securities in the company listed above. They have released informational materials that are now available for your review. **This notice provides instructions on how to access HEWLETT PACKARD ENTERPRISE COMPANY materials for informational purposes only.**

You may view the materials online at *www.materialnotice.com* and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

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How to Access the Materials

Materials Available to VIEW or RECEIVE:

FORM 10

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.materialnotice.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.*materialnotice*.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@*materialnotice*.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

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THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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